CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Applied Intelligence Group, Inc. on Form (File Nos. 333-22227, 333-30073, 333-47547 and 333-47549) of our report dated March 23,
1998, on our audits of the consolidated financial statements of Applied Intelligence Group, Inc., as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in this Annual Report on Form 10-KSB.


                                       COOPERS & LYBRAND L.L.P.

Oklahoma City, Oklahoma
March 23, 1997